Exhibit 1

3 November 2020

BAT Strengthens its US New Category Portfolio:
Announces acquisition of Dryft Modern Oral business

●	This acquisition is a further step in BAT’s societal commitment to accelerate its transformation journey to build A Better Tomorrow

●	This expands BAT’s US portfolio in Modern Oral nicotine, a fast-growing category in the US

●	The products will be sold under BAT’s global Modern Oral nicotine brand, VELO, creating further brand synergies

●	This acquisition has no impact on BAT’s commitment to previously stated deleverage targets

LONDON 3 November 2020 – British American Tobacco p.l.c today announces that the US business of the BAT Group (BAT) has acquired the nicotine pouch product assets of Dryft Sciences, LLC (Dryft), a US-based Modern Oral nicotine product company.

New Category Portfolio Expansion in the US:
●
This acquisition expands BAT’s Modern Oral portfolio in the US, expanding from 4 to 28 product variants. It follows the acceptance of Dryft’s recent Pre-Market Tobacco Product Application (PMTA) submission for filing by the US Food and Drug Administration.

●
The enhanced portfolio will include a wider range of nicotine strengths and flavours providing adult nicotine consumers with a greater degree of choice, covering all key consumer preferences. This will significantly strengthen BAT’s portfolio in a fast-growing nicotine category in the US.

●	BAT will rebrand Dryft’s US portfolio under its global Modern Oral brand, VELO, and expects to accelerate growth through superior distribution, marketing and channel capabilities.

BAT’s ‘A Better Tomorrow’ Corporate Purpose:
This acquisition is a further demonstration of BAT’s continued commitment to its purpose, to build A Better Tomorrow by reducing the health impact of its global business, which entails:

●	Committing to providing adult consumers with a wide range of enjoyable and less risky products
●	Continuing to be clear that combustible cigarettes pose serious health risks, and the only way to avoid these risks is not to start or to quit
●	Encouraging those who otherwise continue to smoke, to switch completely to scientifically-substantiated, reduced-risk alternatives
●	Tracking and sharing progress of our transformation

BAT aims to accelerate the growth of its New Category revenues at a faster rate than its total revenue, reaching £5bn in 2025. BAT has an ambition to reach 50 million consumers of non-combustibles worldwide by 2030. Today, BAT’s non-combustible products are already available in more than 50 countries across the globe.

Jack Bowles, CEO of BAT, said:
“Today’s announcement underscores our societal commitment to accelerate our transformation and build A Better Tomorrow. Our multi-category strategy is key to our transformation.

“The addition of Dryft to our US Velo brand is a major step forward, further enhancing our successful vaping and oral portfolio.”

Guy Meldrum, CEO of Reynolds American Inc., said:
“The modern oral category in the US is developing rapidly. We are excited to expand the portfolio of Velo products to meet the evolving preferences of adult consumers.

“We are confident that, leveraging our strong in-market execution capability, the new Velo portfolio will contribute to accelerated growth.”

Jason Carignan, President of DRYFT Sciences, LLC, said:
“We’re proud of the tremendous momentum we’ve built with Dryft and thrilled that our strong product portfolio will now serve to enhance the Velo brand. We remain confident that modern oral innovations like Dryft and Velo will continue to find an adult consumer base seeking alternatives to traditional products.”

ENDS

ENQUIRIES:
British American Tobacco Press Office: Lydia Meakin / Anna Vickerstaff
+44 (0) 20 7845 2888 (24 hours) | @BATPress

British American Tobacco Investor Relations: Mike Nightingale / Victoria Buxton / William Houston / John Harney +44 (0) 20 7845 1180/2012/1138/1263

NOTES TO EDITORS

The acquisition
The acquisition has been made through Modoral Brands Inc., an indirect, wholly owned subsidiary of BAT’s US subsidiary, Reynolds American Inc.

The expanded US portfolio
The expanded US VELO portfolio will now include three nicotine strengths (2mg, 4mg and 7mg) in 8 new flavours: Wintergreen; Spearmint; Cinnamon; Dragon Fruit; Citrus Burst; Black Cherry; Peppermint; and Coffee. These variants complement the existing US VELO portfolio which is available in 2mg and 4mg nicotine strengths in two flavours: Citrus; and Mint. None of these products have received FDA clearance to make a claim of modified risk or modified exposure.

About Modoral Brands Inc., and Reynolds American Inc.
Modoral Brands Inc. (“Modoral”) is an operating company that is indirectly, wholly owned by Reynolds American Inc. (“RAI”), a member of the British American Tobacco Group. Today’s adult nicotine consumers have shifting preferences for product format and experience, and Modoral is listening to these preferences and delivering responsive products. Modoral is committed to responsibly marketing its tobacco products, and its marketing communications are designed for, and directed to, existing adult nicotine consumers who are 21 and older.

About BAT
BAT is a leading, multi-category consumer goods business, established in 1902. Our purpose is to build A Better Tomorrow by reducing the health impact of our business through offering a greater choice of enjoyable and less risky products for our consumers. The company has announced a target of increasing the number of its non-combustible product consumers from 11 million to 50 million by 2030; and to achieve at least £5 billion in New Categories revenues in by 2025.

Forward Looking Statements
This announcement contains certain forward-looking statements, including “forward-looking” statements made within the meaning of Section 21E of the United States Securities Exchange Act of 1934. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “outlook”, “target” and similar expressions. These include statements regarding our intentions, beliefs or current expectations concerning, amongst other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the economic and business circumstances occurring from time to time in the countries and markets in which the Group operates.

All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual future financial condition, performance and results to differ materially from the plans, goals, expectations and results expressed in the forward-looking statements and other financial and/or statistical data within this announcement. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are uncertainties related to the following: the impact of competition from illicit trade; the impact of adverse domestic or international legislation and regulation; changes in domestic or international tax laws and rates and the impact of an unfavourable ruling by a tax authority in a disputed area; adverse litigation and dispute outcomes and the effect of such outcomes on the Group’s financial condition; changes or differences in domestic or international economic or political conditions; the impact of the COVID-19 pandemic; adverse decisions by domestic or international regulatory bodies; the impact of market size reduction and consumer down-trading; translational and transactional foreign exchange rate exposure; the impact of serious injury, illness or death in the workplace; the ability to maintain credit ratings and to fund the business under the current capital structure; the inability to develop, commercialise and rollout New Categories; and changes in the market position, businesses, financial condition, results of operations or prospects of the Group.

It is believed that the expectations reflected in this announcement are reasonable but they may be affected by a wide range of variables that could cause actual results to differ materially from those currently anticipated. Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser. The forward-looking statements reflect knowledge and information available at the date of preparation of this announcement and the Group undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements.

No statement in this communication is intended to be a profit forecast and no statement in this communication should be interpreted to mean that earnings per share of BAT for the current or future financial years would necessarily match or exceed the historical published earnings per share of BAT.

Additional information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including the Annual Report on Form 20-F filed on 26 March 2020 and Current Reports on Form 6-K, which may be obtained free of charge at the SEC’s website, http://www.sec.gov, and the Company’s Annual Reports, which may be obtained free of charge from the British American Tobacco website www.bat.com.